Exhibit 10.2

AMENDMENT TO THE COINBASE PRIME BROKER AGREEMENT

This Amendment (this “Amendment”) to the Third Amended and Restated Coinbase Prime Broker Agreement, dated May 21, 2024 (the “Agreement”), by and between Coinbase Inc., on behalf of itself and as agent for Coinbase Custody Trust Company, LLC and Coinbase Credit, Inc, and the party or parties identified as client on the signature page(s) of this Amendment (“Client”), is by and between the Coinbase Entities and Client and effective as of the last signature date set forth below (the “Effective Date”). Capitalized terms used but not defined herein shall have the respective meanings set forth in the Agreement. Each Coinbase Entity and Client may be individually referred to as a “Party” and collectively, the “Parties.”

WHEREAS, the Parties desire to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual agreement as set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Parties hereby agree as follows:

1.	Amendments.

a.	Exhibit A. Custodial Services Agreement.

(i) Section 2.1. The existing Section 2.1 shall be deleted in its entirety and replaced with the below new Section 2.1.

2.1         In General. The Custodial Services shall permit the Client (i) to hold its Vault Balance in its Custodial Account and transfer Digital Assets to and from its Trading Balance, (ii) to deposit supported Digital Assets from a public blockchain address controlled by Client into its Custodial Account, (iii) subject to Section 2.2 of Exhibit A, withdraw supported Digital Assets from its Custodial Account to a public blockchain address controlled by Client and (iv) certain additional services as may be agreed to between the Client and Coinbase Custody from time to time. Each such deposit or withdrawal shall be referred to as a “Custody Transaction” and shall conform to Instructions provided by Client through the Coinbase Prime Broker Site. Client shall only withdraw or deposit Digital Assets to public blockchain addresses and accounts, in each case, for which Client has conducted the necessary Know Your Customer (“KYC”) and anti-money laundering (“AML”) due diligence as determined by the Client using its commercially reasonable discretion; provided, for the avoidance of doubt, that withdrawals, deposits and other transfers performed by a Coinbase Entity hereunder are not considered withdrawals or deposits by Client for purposes of this sentence. Digital Assets shall be held in Client’s Custodial Account in accordance with the terms of this Custody Agreement and shall not be commingled with other clients’ Digital Assets. Coinbase Custody reserves the right to refuse to process or to cancel any pending Custody Transaction as required by applicable law or in response to a subpoena, court order or other binding government order, or to apply any restrictions on such Custody Transactions as agreed between the Coinbase Entities and the Client under the Prime Broker Agreement, in each case as communicated to Client (with relevant details and rationale related to such restriction) as soon as reasonably practicable where Coinbase Custody is permitted to do so, or if Coinbase Custody reasonably believes that the Custody Transaction may violate or facilitate the violation of an applicable law, regulation or rule of a governmental authority or self-regulatory organization.

(ii) Section 2.2. The below new sentence shall be added to Section 2.2.

For the avoidance of doubt, notwithstanding anything to the contrary in this Coinbase Prime Broker Agreement (including any SLAs associated therewith), while a Trade Credit remains unpaid, Client may make withdrawals of Digital Assets from the Custodial Account to public blockchain addresses provided that an amount equivalent to such Trade Credit is kept in the aggregate of the Borrower’s Trading Balance and Vault Balance following such withdrawal. Subject to confirmation of the foregoing required minimum balance, Coinbase Custody shall process a withdrawal of Digital Assets from the Custodial Account to a public blockchain address within 12 hours of obtaining an Instruction from Client or Client’s Authorized Representatives.

b.	Exhibit D. Coinbase Committed Trade Financing Agreement.

(i) Section 6(h). The existing Section 6(h) shall be deleted in its entirety and replaced with the below new Section 6(h).

Borrower acknowledges and agrees that until any Trade Credit is repaid in accordance with Section 7(b)(i) or Section 7(b)(ii), as applicable, CB Agent will keep an amount equivalent to such Trade Credit in the aggregate of the Borrower’s Trading Balance and Vault Balance; provided that immediately upon repayment of such Trade Credit in full in accordance with Section 7(b)(i) or Section 7(b)(ii), as applicable, CB Agent shall comply with Borrower’s instructions with respect to such amounts.

2.

Counterparts. This Amendment may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment in a portable document format (pdf) or by another electronic format shall be as effective as delivery of a manually executed original counterpart of this Amendment.

3.

Ratification. Upon the Effective Date, the Agreement shall be, and be deemed to be, modified and amended in accordance with this Amendment. Except as specifically amended hereby, all of the terms, provisions and conditions of the Agreement are in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect. The Agreement as amended by this Amendment sets out all terms agreed between the Parties and supersedes all other agreements between the Parties relating to its subject matter.

4.

Governing Law. This Amendment including its enforcement and any disputes arising out of or relating to it shall be governed by and construed in accordance with the laws of the state of New York without regard to conflicts of law principles.

[Signature Page Follows]

COINBASE, INC. For itself and as agent for the Coinbase Entities

By:	/s/Lauren Abendschein

Name:	Lauren Abendschein

Title:	VP

Date:	September 16, 2024

ISHARES BITCOIN TRUST ETF (f/k/a ISHARES BITCOIN TRUST), as Client, by BLACKROCK FUND ADVISORS, acting on behalf of Client and solely in its capacity as Agent

By:	/s/ Shannon Ghia

Name:	Shannon Ghia

Title:	Managing Director

ISHARES ETHEREUM TRUST ETF (f/k/a ISHARES ETHEREUM TRUST), as Client, by BLACKROCK FUND ADVISORS, acting on behalf of Client and solely in its capacity as Agent

By:	/s/ Shannon Ghia

Name:	Shannon Ghia

Title:	Managing Director